UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported) September 16, 2008

SBA Communications Corporation

(Exact Name of Registrant as Specified in its Charter)

Florida	000-30110	65-0716501
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

5900 Broken Sound Parkway N.W. Boca Raton, FL	33487
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (561) 995-7670

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On July 18, 2008, SBA Communications Corporation (“SBA”) entered into the Agreement and Plan of Merger (the “Merger Agreement”) by and among SBA, SBA Acquisition 2008-2, Inc., a Delaware corporation and a direct wholly-owned subsidiary of SBA (“Merger Sub”), Optasite Holding Company, Inc., a Delaware corporation (“Optasite”), the Securityholders’ Committee (as defined in the Merger Agreement) and certain other individuals named therein, pursuant to which Merger Sub would merge with and into Optasite. On September 16, 2008, SBA consummated the merger and Optasite became SBA’s direct wholly-owned subsidiary (the “Merger”). On that date, Optasite owned 528 tower sites, located in 31 states, Puerto Rico and the U.S. Virgin Islands and had approximately 38 managed site locations.

In connection with the Merger, SBA assumed Optasite’s fully drawn $150.0 million senior credit facility pursuant to a credit agreement by and among Optasite Towers LLC, (a subsidiary of Optasite) as borrower (“Optasite Towers”), Morgan Stanley Asset Funding Inc. (“Morgan Stanley”), as administrative agent and collateral agent, and the lenders (the “Lenders”) from time to time party thereto (the “Optasite Senior Credit Agreement”). At the time of the Merger, the Optasite senior credit facility consisted of a fully drawn $150 million loan which is secured by all of the property and interests in property of Optasite Towers (the “Optasite Senior Loan”). Interest on the Optasite Senior Loan accrues at the one month Eurodollar Rate plus 165 basis points and interest payments are due monthly. The Optasite Senior Loan matures on November 1, 2010, when principal will be due in full. Principal outstanding under the Optasite Senior Loan may be partially prepaid at the option of Optasite Towers, and must be prepaid, in certain circumstances, from the proceeds of new indebtedness, asset sales or insurance claims.

The Optasite Senior Credit Agreement requires Optasite Towers to maintain specific financial ratios, including that Optasite Towers’ consolidated debt to Aggregate Tower Cash Flow be less than 7.00, that its Debt Service Coverage Ratio be more than 1.50, and that the aggregate amount of Annualized Rents generated from Tenant Leases in respect of rooftop towers does not exceed 5% of Aggregate Annualized Rent. The Credit Agreement also contains customary affirmative and negative covenants that, among other things, limit Optasite Tower’s ability to incur additional indebtedness, grant certain liens, assume certain guarantee obligations, enter into certain mergers or consolidations, including a sale of all or substantially all of its assets, or engage in certain asset dispositions.

Upon the occurrence of certain bankruptcy and insolvency events with respect to Optasite Towers or SBA or any of SBA’s subsidiaries, all amounts due under the Optasite Senior Credit Agreement become immediately due and payable. If certain other events of default occur, such as the failure to pay any principal of any loan when due, or are continuing, such as failure to pay interest on any loan when due, failure to comply with the financial ratios, a change of control of SBA or failure to perform under any other Optasite Senior Credit Agreement loan document, all amounts due under the Optasite Senior Credit Agreement may become immediately due and payable.

In connection with its assumption of the Optasite Senior Credit Agreement, SBA entered into Guarantee Agreements dated as of July 18, 2008 by and among SBA and Morgan Stanley pursuant to which SBA guaranteed Optasite Towers’ obligations under the Optasite Senior Credit Agreement, including, but not limited to, principal and interest owned under the Optasite Senior Credit Agreement, as well as actual losses of the Lenders arising out of (i) fraud or intentional misrepresentation of Optasite Towers, (ii) intentional actions by Optasite Towers, (iii) failure of Optasite Towers to comply with environmental laws or (iv) bankruptcy or other insolvency proceedings of Optasite Towers.

All capitalized terms not otherwise defined in this Item 2.03 will have the meaning set forth in the Optasite Senior Credit Agreement.

Item 3.02	Unregistered Sales of Equity Securities.

On September 16, 2008, Merger Sub merged with and into Optasite and Optasite became a wholly owned subsidiary of SBA. On that date, in exchange for all of the outstanding capital stock of Optasite, SBA issued 7.25 million shares of its Class A common stock (“Stock Consideration”) to the stockholders of Optasite (the “Optasite Securityholders”). The Stock Consideration was offered to the Optasite Securityholders as part of a private placement to accredited investors and a limited number of individuals affiliated with Optasite pursuant to an exemption from registration under Rule 506 of Regulation D under the Securities Act of 1933, as amended. SBA has agreed to register for resale all of the Stock Consideration to be issued to the Optasite Securityholders.

Item 8.01	Other Events.

The information set forth above in Items 2.03 and 3.02 is incorporated by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description
99.1	Press release issued by SBA Communications Corporation on September 16, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SBA COMMUNICATIONS CORPORATION

By:	/s/ Brendan T. Cavanagh
Brendan T. Cavanagh
Senior Vice President and Chief Financial Officer

Dated: September 22, 2008